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                                                                    EXHIBIT 99.1

   Harry's Farmers Market Announces Sale of Megastores to Whole Foods Market

Atlanta, GA, August 9, 2001 - Harry's Farmers Market, Inc. (OTC BB: HARY) announced today that it has approved an agreement to sell its three megastores and support facilities to Whole Foods Market, Inc. (Nasdaq: WFMI) for approximately $35 million in cash. Approximately $23 million of the proceeds will be used to pay off and retire the Company's credit facility with Back Bay Capital and pay transaction fees. Included in the sale are all assets relating to the Alpharetta, Cobb and Gwinnett megastores, including but not limited to the real estate, the Harry's Farmers Market name, distribution center, commissary kitchen, bakery and office facilities. The six "Harry's in a Hurry" food stores are not included in the transaction. The Company retains the use of the "Harry's in a Hurry" name through a license from Whole Foods along with the right to operate and grow these stores in the United States.

The transaction is expected to close in November and is subject to approval of the Company's shareholders and other customary closing conditions. As a condition of the transaction, Harry Blazer, Chairman and CEO of Harry's Farmers Market, Inc., whose shares represent over 80 percent of the total shareholder votes, has agreed to vote for this transaction.

The Company intends to make a distribution to its shareholders as of a record date to be announced in the future and in an amount to be determined by the Company's Board of Directors. A portion of the proceeds from the sale will be escrowed to deal with potential liabilities connected with the transaction. The balance of the funds will be used for expenses involved with the ongoing operations of the Hurry stores and to optimize opportunities related to those stores.

The Company is continuing to evaluate its strategic alternatives with respect to the Harry's in a Hurry stores. The Company noted that its business model would be significantly revised in light of the sale of the three megastores to Whole Foods Market and that the results of operations following the sale would be materially different than the financial performance of the Company prior to the sale.

Harry Blazer had the following comment. "We are pleased that we have been able to negotiate a transaction with Whole Foods Market that is beneficial to the shareholders of our Company. Whole Foods is a successful company that shares our commitment to quality and freshness. I believe that our megastore customers and employees will be well served by their stewardship and growth of the Harry's Farmers Market brand. They have asked me to stay involved in a consulting capacity to help with the transition and development of the megastore concept, and I have agreed to do so. I am encouraged by the opportunities that lie ahead with the Hurry stores despite some significant challenges that remain."

The Company intends to file the agreement with the Securities and Exchange Commission. The agreement contains material terms of the transaction.
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Harry's currently owns and operates concept megastores and convenience stores specializing in perishable food products - fresh fruits and vegetables; fresh meats, poultry and seafoods; fresh baked goods; freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods; and deli, cheese and dairy products. Harry's stores also feature lines of specialty, hard-to-find and gourmet nonperishable food products that are complimentary to the fresh food offerings. In addition, Harry's stores carry kitchen-oriented housewares, floral items, natural health and beauty care items, and a full line of wines and imported and domestic beers. Harry's bakery and prepared foods departments are fully-integrated food manufacturing operations. Harry's presently owns and operates three megastores and six Harry's In A Hurry convenience stores all in the in the Atlanta, Georgia metropolitan area.

Whole Foods currently operates two stores in the Atlanta metropolitan area. Founded in 1980 in Austin, Texas, Whole Foods Market(R) (www.wholefoodsmarket.com) is the world's largest natural land organic supermarket. In fiscal year 2000, the company had sales of $1.8 billion and currently has 123 stores in the United States. The Whole Foods Market motto, "Whole Foods, Whole People, Whole Planet(TM)," captures the company's mission to find success in customer satisfaction and wellness, employee excellence and happiness, enhanced shareholder value, community support, and environmental improvement. Whole Foods Market, Fresh Fields(R) Whole Foods Market, Bread & Circus(R) Whole Foods Market and Wellspring(R) Whole Foods Market are all owned by Whole Foods Market. The company employs more than 20,000 team members and has been ranked for four consecutive years as one of the "Top 100 Companies to Work for in America" by Fortune magazine.


Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief, as well as assumptions made by and information currently available to management, pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Harry's Farmers Market, Inc. may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the risk that the transaction with Whole Foods is not consummated, funding may be inadequate to cover the Company's future plans, the inherent difficulties in opening new locations and the risk of market acceptance for new locations,the uncertainty related to operating the Harry's In A Hurry stores without the full support of the megastores' personnel and operations, unforeseen costs and expenses in implementing new systems and controls, the impact of certain litigation, the cost and timing of implementing various initiatives and other factors, including, but not limited to, those identified in Harry's Farmers Market, Inc.'s Annual Report on Form 10-K for the most recently ended fiscal year.

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CONTACT:  George Goodwin
          Manning, Selvage & Lee
          (404) 875-1444, Ext. 6827

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